SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D. C. 20549

                          SCHEDULE 13 D

            Under the Securities Exchange Act of 1934
                        (Amendment No. 9)

                 Modine Manufacturing Company
                 -----------------------------
                        (Name of Issuer)

           Current Members of the Investment Committee of Modine Manufacturing Company's Pension Trusts:

                         R. T. Savage
                         V. S. Frangopoulos
                         D. R. Johnson
                         W. E. Pavlick
                         A. D. Reid
                 ----------------------------------
                 (Names of Persons Filing Statement)

            Common Stock, par value $0.625 per share
            ----------------------------------------
                 (Title of Class of Securities)

                           607828-100
                           ----------
                            CUSIP No.

                     W. E. Pavlick, Senior Vice President,
                     General Counsel and Secretary
                     Modine Manufacturing Company
                     1500 DeKoven Avenue
                     Racine, Wisconsin 53403
                     (Telephone:  (414) 636-1200)
             --------------------------------------------------
              (Name, Address and Telephone Number of Person
             Authorized to Receive Notices and Communications)

                   This Schedule 13D is filed for the
               purpose of deleting shares now reported on a
                  Schedule 13G of even date herewith
        -------------------------------------------------------
        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement of Schedule 13G to report the acquisition which is the subject of this statement, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following [ ]:

    Not Applicable

Check the following box if a fee is being paid with this statement: [ ]

    Not Applicable


                              1(a)

CUSIP No.    607828-100
          ----------------

 1)  Names of Reporting Persons S. S. or I. R. S. Identification
     Nos. of Above Persons

                                         R. T. Savage
                              ----------------------------------

 2)  Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)       X
          ---------------
     (b)
          ---------------

 3)  SEC Use Only
                  ---------------------------------

 4)  Source of Funds (See Instructions)   00 (Pension Trust Funds), PF
                                        ---------------------------------

 5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2 (e)
                                     -------------------------------------

 6)  Citizenship                                     U.S.
                                         --------------------------------

     Number of   (7) Sole Voting Power        442,183
     Shares                              -------------------------------------
     Bene-
      ficially   (8) Shared Voting Power     2,316,607
     Owned by                            -------------------------------------
     Each        (9) Sole Dispositive
     Reporting          Power                  442,183
     Person                              -------------------------------------
     With       (10) Shared Dispositive
                        Power                2,316,607
                                         -------------------------------------

11)  Aggregate Amount Beneficially Owned by
     Each Reporting Person                        2,758,790
                                            ----------------------------------
12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)
                        -------------------------------------

13)  Percent of Class Represented by Amount in Row (11)          9.3%
                                                        --------------------
14)  Type of Reporting Person (See Instructions)  EP, IN (As a member of
                                                ----------------------------
     the Pension Trust Investment Committee and individually.)
     ------------------------------------------------------------------------




                                  1(b)

CUSIP No.    607828-100
          ----------------

 1)  Names of Reporting Persons S. S. or I. R. S. Identification
     Nos. of Above Persons

                                         V. S. Frangopoulos
                              ----------------------------------

 2)  Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)       X
          ---------------
     (b)
          ---------------

 3)  SEC Use Only
                  ---------------------------------

 4)  Source of Funds (See Instructions)     00 (Pension Trust Funds), PF
                                        ---------------------------------

 5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2 (e)
                                     -------------------------------------

 6)  Citizenship                                     U.S.
                                         --------------------------------

     Number of   (7) Sole Voting Power        348,675
     Shares                              -------------------------------------
     Bene-
      ficially   (8) Shared Voting Power     2,316,607
     Owned by                            -------------------------------------
     Each        (9) Sole Dispositive
     Reporting          Power                  348,675
     Person                              -------------------------------------
     With       (10) Shared Dispositive
                        Power                2,316,607
                                         -------------------------------------

11)  Aggregate Amount Beneficially Owned by
     Each Reporting Person                        2,665,282
                                            ----------------------------------
12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)
                        -------------------------------------

13)  Percent of Class Represented by Amount in Row (11)          9.0%
                                                        --------------------
14)  Type of Reporting Person (See Instructions)  EP, IN (As a member of
                                                ----------------------------
     the Pension Trust Investment Committee and individually)
     ------------------------------------------------------------------------




                                  1(c)

CUSIP No.    607828-100
          ----------------

 1)  Names of Reporting Persons S. S. or I. R. S. Identification
     Nos. of Above Persons

                                         D. R. Johnson
                              ----------------------------------

 2)  Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)       X
          ---------------
     (b)
          ---------------

 3)  SEC Use Only
                  ---------------------------------

 4)  Source of Funds (See Instructions)     00 (Pension Trust Funds), PF
                                        ---------------------------------

 5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2 (e)
                                     -------------------------------------

 6)  Citizenship                                     U.S.
                                         --------------------------------

     Number of   (7) Sole Voting Power        214,168
     Shares                              -------------------------------------
     Bene-
      ficially   (8) Shared Voting Power     2,316,607
     Owned by                            -------------------------------------
     Each        (9) Sole Dispositive
     Reporting          Power                  214,168
     Person                              -------------------------------------
     With       (10) Shared Dispositive
                        Power                2,316,607
                                         -------------------------------------

11)  Aggregate Amount Beneficially Owned by
     Each Reporting Person                        2,530,775
                                            ----------------------------------
12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)
                        -------------------------------------

13)  Percent of Class Represented by Amount in Row (11)          8.5%
                                                        --------------------

14)  Type of Reporting Person (See Instructions)  EP, IN (As a member of
                                                ----------------------------
     the Pension Trust Investment Committee and individually)
     ------------------------------------------------------------------------



                                 1(d)

CUSIP No.    607828-100
          ----------------

 1)  Names of Reporting Persons S. S. or I. R. S. Identification
     Nos. of Above Persons

                                         W. E. Pavlick
                              ----------------------------------

 2)  Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)       X
          ---------------
     (b)
          ---------------

 3)  SEC Use Only
                  ---------------------------------

 4)  Source of Funds (See Instructions)    00 (Pension Trust Funds), PF
                                        ---------------------------------

 5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2 (e)
                                     -------------------------------------

 6)  Citizenship                                     U.S.
                                         --------------------------------

     Number of   (7) Sole Voting Power        286,011
     Shares                              -------------------------------------
     Bene-
      ficially   (8) Shared Voting Power     2,316,607
     Owned by                            -------------------------------------
     Each        (9) Sole Dispositive
     Reporting          Power                  286,011
     Person                              -------------------------------------
     With       (10) Shared Dispositive
                        Power                2,316,607
                                         -------------------------------------

11)  Aggregate Amount Beneficially Owned by
     Each Reporting Person                        2,602,618
                                            ----------------------------------
12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)
                        -------------------------------------

13)  Percent of Class Represented by Amount in Row (11)          8.8%
                                                        --------------------
14)  Type of Reporting Person (See Instructions)  EP, IN (As a member of
                                                ----------------------------
     the Pension Trust Investment Committee and individually)
     ------------------------------------------------------------------------




                                    1(e)

CUSIP No.    607828-100
          ----------------

 1)  Names of Reporting Persons S. S. or I. R. S. Identification
     Nos. of Above Persons

                                         A. D. Reid
                              ----------------------------------

 2)  Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)       X
          ---------------
     (b)
          ---------------

 3)  SEC Use Only
                  ---------------------------------

 4)  Source of Funds (See Instructions)     00 (Pension Trust Funds), PF
                                        ---------------------------------

 5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2 (e)
                                     -------------------------------------

 6)  Citizenship                                Australia
                                         --------------------------------

     Number of   (7) Sole Voting Power        102,753
     Shares                              -------------------------------------
     Bene-
      ficially   (8) Shared Voting Power     2,316,607
     Owned by                            -------------------------------------
     Each        (9) Sole Dispositive
     Reporting          Power                  102,753
     Person                              -------------------------------------
     With       (10) Shared Dispositive
                        Power                2,316,607
                                         -------------------------------------

11)  Aggregate Amount Beneficially Owned by
     Each Reporting Person                        2,419,360
                                            ----------------------------------
12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)
                        -------------------------------------

13)  Percent of Class Represented by Amount in Row (11)          8.1%
                                                        --------------------
14)  Type of Reporting Person (See Instructions)  EP, IN (As a member of
                                                ----------------------------
     the Pension Trust Investment Committee and individually)
     ------------------------------------------------------------------------




                               1(f)

Item 1.  Security and Issuer.
- ------   -------------------

     This statement relates to shares of Common Stock, par value $0.625 per share ("Shares"), of Modine Manufacturing Company ("Modine"), a Wisconsin

corporation having its principal executive offices at 1500 DeKoven Avenue,

Racine, Wisconsin 53403.


Item 2.  Identity and Background.
- ------   -----------------------

     This statement is being filed by the members of the Investment Committee established by Modine's qualified pension trusts (the "Pension Trusts") in their capacity as members of the Investment Committee.


     Based on a review of applicable Securities and Exchange Commission regulations, the members of the Investment Committee believe that the under-

lying statement on Schedule 13D and its subsequent amendments have been inadvertently filed under cover of Schedule 13D.


     The purpose of the Pension Trusts and the nature of its holdings of

Modine Common Stock are properly reportable pursuant to Reg. 240 13d-1(b)(1)

on a short form statement on Schedule 13G.


     Accordingly, no further statements pertaining to the Pension Trusts will be filed by the Investment Committee on Schedule 13D. A corresponding statement pertaining to the Pension Trusts will be filed concurrently by the

Investment Committee on Form 13G including appropriately updated information.


Item 3.  Source and Amount of Funds or Other Consideration.
- ------   -------------------------------------------------

     Not Applicable.


Item 4.  Purpose of Transaction.
- ------   ----------------------

     Not Applicable.

Item 5.  Interests in Securities of Issuer.
- ------   ---------------------------------

     Not Applicable.


Item 6.  Contracts, Arrangements, Understandings or Relationships With
- ------   -------------------------------------------------------------
         Respect to Issuer's Securities.
         ------------------------------

     Not Applicable.


Item 7.  Material to be Filed as Exhibits.
- ------   --------------------------------

     Not Applicable.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

R. T. SAVAGE                                         March 13, 1995
- ------------------------------------------           --------------
R. T. Savage, President and Chief Executive              Date
    Officer, and member of the Investment
    Committee


V. S. FRANGOPOULOS                                   March 13, 1995
- ------------------------------------------           --------------
V. S. Frangopoulos, Group Vice President                 Date
    Off-Highway Products and member of the
    Investment Committee


D. R. JOHNSON                                        March 13, 1995
- ------------------------------------------           --------------
D. R. Johnson, Executive Vice President,                 Date
    Operations and member of the Investment
    Committee


W. E. PALVICK                                        March 13, 1995
- ------------------------------------------           --------------
W. E. Pavlick, Senior Vice President,                    Date
    General Counsel and Secretary, and
    member of the Investment Committee


A. D. REID                                           March 13, 1995
- ------------------------------------------           --------------
A. D. Reid, Vice President Finance and                   Date
    Chief Financial Officers, and
    member of the Investment Committee

                           APPENDIX A

     This statement is being filed by members of the Investment Committee of Modine's Pension Trusts in their capacity as Investment Committee members.


R. T. Savage:        Mr. Savage is President, Chief Executive
                     Officer, Director of Modine, and member of the Investment Committee.

V. S. Frangopoulos:  Mr. Frangopoulos is Group Vice President,
                     Off-Highway Products and a member of the Investment Committee.

D. R. Johnson:       Mr. Johnson is Executive Vice President, Operations
                     and a member of the Investment Committee.

W. E. Pavlick:       Mr. Pavlick is Senior Vice President, General
                     Counsel and Secretary of Modine, and member of the Investment Committee.

A. D. Reid:          Mr. Reid is Vice President - Finance, and Chief
                     Financial Officer of Modine, and member of the Investment Committee.


     The business address for Messrs. Savage, Frangopoulos, Johnson, Pavlick, and Reid and Modine Manufacturing Company is 1500 DeKoven Avenue, Racine, Wisconsin 53403. Modine Manufacturing Company is a manufacturer of heat-transfer products.